Exhibit Number 99.1


NEWS FROM                                       ESCO TECHNOLOGIES



For more information contact:                              For media inquiries:
Patricia K. Moore                                          David P. Garino
Director, Investor Relations                               (314) 982-0551
ESCO Technologies Inc.
(314) 213-7277


                      ESCO ANNOUNCES THIRD QUARTER RESULTS

     ST. LOUIS, August 7, 2008 - ESCO Technologies Inc. (NYSE: ESE) today announced its results for the third quarter ended June 30, 2008.

     Within this release, references to "quarters" and "year-to-date" relate to the fiscal quarters and nine-month periods ended June 30 for the respective fiscal years noted.

     Net earnings and EPS are presented from "Continuing Operations" and "Discontinued Operations." Continuing Operations represent the results of the ongoing businesses of the Company, including the results of Doble for the seven-month period subsequent to its November 30, 2007 acquisition. Discontinued Operations represent the results of the filtration portion of Filtertek which was sold on November 25, 2007.

Third Quarter 2008 vs. 2007 Highlights - Continuing Operations
--------------------------------------------------------------

o Net sales increased $42.3 million, or 36.7 percent, to $157.7 million.

o EBIT dollars increased $8.5 million, or 72.8 percent, to $20.2 million.

o Total depreciation and amortization expense was $7.2 million compared to $4.3 million.

o Pretax earnings include $4.2 million ($0.10 per share, after tax) of amortization expense related to TWACS NG software and purchase accounting related assets in the 2008 third quarter compared to $2.3 million ($0.05 per share, after tax) in 2007's third quarter.

o Pretax earnings were impacted by $2.6 million of interest expense in 2008 compared to $0.1 million of interest income in 2007.

o The effective tax rate was 24.4 percent in the 2008 third quarter  compared to
  33.3 percent in the third quarter of 2007 as explained in the "Effective Tax Rate" section below.

o EPS from Continuing Operations increased 66.7 percent to $0.50 per share (or $0.60 per share adjusted for the $0.10 per share of software and purchase accounting amortization noted above), compared to $0.30 per share in 2007.

o Net debt outstanding was $207.7 million at June 30, 2008.

o Entered orders were $159.1 million with a book-to-bill ratio of 101 percent.

Year-to-Date 2008 vs. 2007 Highlights - Continuing Operations
-------------------------------------------------------------


o Net sales increased $123.0 million, or 40.3 percent, to $427.8 million.

o EBIT dollars increased $28.2 million, or 148.4 percent, to $47.1 million.

o Total depreciation and amortization expense was $19.9 million compared to $12.1 million.

o Pretax earnings include $12.5 million ($0.30 per share, after tax) of amortization expense related to TWACS NG software and purchase accounting related assets in 2008 compared to $6.1 million ($0.14 per share, after tax) in 2007.

o Pretax earnings were impacted by $7.1 million of interest expense in 2008 compared to $0.6 million of interest income in 2007.

o The effective tax rate was 31.8 percent in 2008 compared to 21.0 percent in 2007 as explained in the "Effective Tax Rate" section below.

o EPS from  Continuing  Operations  was  $1.04  per share (or $1.34 per share as
  adjusted for  the $0.30  per  share  of  software   and  purchase   accounting
  amortization noted  above),  compared  to $0.58 per  share in 2007.

o Net cash generated by operating activities - continuing operations was $51.2 million.

o Entered orders were $453.5 million with a book-to-bill ratio of 106 percent.


Diluted EPS Summary             Third Quarter                   Year-to-Date
-------------------             -------------                   ------------
                              2008         2007               2008         2007
                              ----         ----               ----         ----
Continuing Operations      $  0.50         0.30               1.04         0.58
Discontinued Operations         --         0.03              (0.19)        0.07
                              ----         ----              ------        ----
Net Earnings               $  0.50         0.33               0.85         0.65
                              ====         ====               ====         ====

Sales
-----

     Third quarter 2008 sales of $157.7 million were 36.7 percent higher than third quarter 2007 sales of $115.4 million, and year-to-date sales increased
40.3 percent to $427.8 million compared to $304.8 million in 2007.

     Utility Solutions Group sales of $93.7 million increased $39.7 million,  or
73.6 percent in the 2008 third quarter compared to the third quarter of 2007, primarily driven by $20.9 million of sales from Doble in the 2008 third quarter. Fixed network RF AMI sales increased $17.8 million, or 165 percent, primarily due to higher gas AMI deliveries at PG&E. Fixed network power-line system (PLS) AMI sales decreased $5.0 million, or 12.7 percent, driven by lower sales to IOU customers (primarily in Texas), partially offset by a 3.0 percent increase in deliveries to COOP and public power (Municipal) customers which totaled $30.5 million during the 2008 third quarter. Software sales and sales of digital video security products increased $6.0 million in the third quarter of 2008. Year-to-date 2008 sales of $247.5 million increased $114.3 million, or 85.8 percent, driven by Doble's sales of $52.0 million; an RF AMI sales increase of $33.9 million, or 111.9 percent; PLS AMI sales increase of $24.9 million, or
28.0 percent; and a $3.5 million increase in sales of software and digital video security products.

Test segment sales of $33.0 million in the 2008 third quarter decreased slightly from the $34.6 million of sales recognized in the third quarter of 2007. This decrease is due to the timing of ongoing domestic chamber deliveries and slower than expected installations. Year-to-date, Test segment sales increased slightly over prior year.

Filtration segment sales of $31.0 million increased $4.1 million, or 15.4 percent in the third quarter of 2008, and year-to-date, Filtration sales increased $6.7 million, or 9.0 percent. Sales increased across all product lines with particularly strong results recognized in the aerospace end-markets.

Earnings Before Interest and Taxes (EBIT)
-----------------------------------------

     On a segment basis, items that impacted EBIT dollars and EBIT as a percent of sales ("EBIT margin") during the third quarter of fiscal 2008 included the following:

     In the Utility Solutions Group, EBIT for the 2008 third quarter was $17.7 million (18.9 percent of sales), compared to $8.6 million (15.9 percent of sales) in the 2007 third quarter. The $9.1 million increase in EBIT dollars and as a percent of sales in the 2008 third quarter was the result of the significant sales increases across the segment as noted above. The 2008 third quarter also included higher TWACS NG software amortization compared to the 2007 third quarter ($2.9 million compared to $1.8 million). Year-to-date, 2008 EBIT was $41.5 million (16.8 percent of sales) compared to $11.9 million (8.9 percent of sales) with the significant increase in dollars and percentage being driven by the 86 percent increase in year-to-date sales within this segment.

     In the Test segment, EBIT was $2.8 million (8.5 percent of sales) and $7.5 million (7.6 percent of sales) for the 2008 third quarter and nine months, respectively, compared to the 2007 third quarter and year-to-date EBIT of $2.0 million (5.9 percent of sales) and $8.2 million (8.5 percent of sales), respectively. The 2008 year-to-date EBIT included approximately $0.9 million of non-recurring costs associated with the facility consolidation in Austin, Texas. Additionally, year-to-date EBIT margins were lower due in 2008 due to changes in sales mix involving additional large chambers and fewer high-margin components sold versus 2007.

     In the Filtration segment, 2008 third quarter EBIT was $5.2 million (16.8 percent of sales) compared to $5.5 million (20.5 percent of sales) in the prior year third quarter. The decrease in EBIT dollars and margin is due to sales mix changes at VACCO where fewer high margin defense spares were sold in the 2008 third quarter. Year-to-date, 2008 EBIT was $13.8 million (16.9 percent of sales) compared to 2007 EBIT of $12.7 million (16.9 percent of sales).

     Corporate operating costs included in EBIT were $5.5 million and $15.7 million in the third quarter and nine months of 2008, respectively, compared to $4.4 million and $13.9 million in the 2007 third quarter and nine months, respectively. The 2008 increases are due to lower royalty income and higher amortization expenses related to purchase accounting identifiable intangible assets recorded at Corporate.

Effective Tax Rate
------------------

     The effective tax rate from Continuing Operations in the third quarter of 2008 was 24.4 percent compared to 33.3 percent in the third quarter of 2007, and
31.8 percent compared to 21.0 percent for the nine month periods of 2008 and 2007, respectively. The 2008 and 2007 tax rates were favorably benefited by various tax credits (i.e., export related benefits, research credits).

     The tax benefit recognized in 2008 resulted from an analysis and amendment of Federal income tax returns for the fiscal years 2001 through 2006.

New Orders
----------

     New orders received in 2008 were $159.1 million for the third quarter, and $453.5 million year-to-date resulting in a backlog at June 30, 2008 of $283.3 million.

     New orders received were $96.4 million in the Utility Solutions Group, $34.1 million in Test, and $28.6 million in Filtration during the third quarter of 2008.

     Orders from PG&E during the 2008 third quarter were $31.0 million, including $4.7 million related to the RF electric AMI order announced in May 2008. Subsequent to the third quarter end, the Company recorded an additional $7.8 million of PG&E gas orders related to its AMI deployment, resulting in year-to-date PG&E orders of $85.3 million. Total PG&E firm order quantities since inception are 2.2 million units (1.6 million gas and 0.6 million electric) and $140.0 million.

     While not included in the order amounts noted above, the Company previously announced that its AMI technology has been selected by Idaho Power (estimated at 500,000 power-line system electric units, $25 million), New York City Water (estimated at 875,000 RF water units, $68.3 million), and Baltimore Gas & Electric (selected for RF pilot for gas and electric trial).

     Also subsequent to June 30, the Company announced that its Test segment was awarded one of the largest contracts in its history. ETS-Lindgren signed a $16.7 million contract with the National Automotive Testing and R&D Infrastructure Project (NATRIP) in India to provide two automotive test chambers to support India's most significant automotive initiative undertaken to date.

Cash
----

     Net cash provided by operating activities from Continuing Operations was $51.2 million for the nine months ended June 30, 2008. At June 30, 2008, the Company had $22.8 million in cash and $230.5 million of total debt outstanding for a net debt position of $207.7 million.

Doble Purchase Accounting Items
-------------------------------

     The annual pretax amortization charge related to Doble's identifiable intangible assets is expected to be approximately $3.3 million for five years, decreasing to $2.7 million for the remaining 15 years.

     Regarding tangible assets, Doble's finished goods inventory was required to be "stepped up" under purchase accounting by $1.7 million, which results in finished goods inventory being sold with no profit recognized. This results in positive cash flow, but "lost" profit of $1.3 million in fiscal 2008 and $0.4 million in fiscal 2009.

Chairman's Commentary
---------------------

     Vic Richey, Chairman and Chief Executive Officer, commented, "I am very pleased with our operating performance this year as our growth in sales, earnings and entered orders continues to demonstrate ESCO's significant resiliency against a challenging economic backdrop. We continue to operate at a level well above last year's sales, EBIT, EPS, cash flow, and entered orders. Our success in 2008 is evidenced by the double-digit growth percentages noted throughout our financials.

     "Our Utility Solutions Group continues to exceed our original expectations established at the beginning of the year, and considering all of our recent order activity and our AMI selections at Idaho Power, New York City and others, I'm very enthused about the way that our future outlook is shaping up. This momentum leads me to believe that our Aclara brand is gaining widespread acceptance in the market.

     "Drilling down further on the AMR / AMI front, I continue to be very excited about the increasing opportunities that we are addressing in the international marketplace. The amount of international piloting activity continues to expand both in numbers of utilities expressing interest in our AMI technology, and in new countries which have come forward with requests for information about Aclara's solution. I remain confident that some of these trials will ultimately lead to initial deployments over the next 12 months.

     "Doble continues to perform at an exceptional level and we expect it to continue this pattern of growth and profitability well into the future. We continue our plan to further Doble's presence in the international market, and we have validated this strategy with our recent acquisition of LDIC announced this week."

     Mr. Richey concluded, "I am more confident than ever that our strategy to drive organic growth across all operating segments through new product development and attention to costs, and supplemented by acquisition activity to allow us to further enhance our market presence, will continue to be a significant contributor to our stated goal of increasing long-term shareholder value."


Business Outlook
----------------

     Statements contained in the preceding and following paragraphs are based on current expectations. Statements that are not strictly historical are considered forward-looking, and actual results may differ materially.

     The Business Outlook described below excludes the Discontinued Operations of Filtertek and the impact of any future acquisitions or divestitures, and includes: the expected operating results of Doble for the 10 months of operations included in fiscal 2008 since the date of acquisition; the impact of the amortization of identifiable intangible purchase accounting assets related to Aclara Software, Aclara RF, and Doble; the impact of the Doble inventory step-up resulting in "lost" profit, and the amortization of the TWACS NG software.

PG&E Contract
-------------

     PG&E's ongoing technology assessment activities may impact the timing and / or receipt of future orders from PG&E for its electric deployment, and until PG&E completes this evaluation and determines whether it will modify its AMI project plan, the Company cannot reasonably estimate the timing or total value of equipment orders that may be received.

     The Company has been in ongoing negotiations with PG&E related to a further deployment of its Aclara RF electric AMI product.

     Additionally, the Company is in negotiations with PG&E related to its existing power-line systems (PLS) contract to amend and redefine the remaining financial and performance obligations of both parties.

     The gas portion of the PG&E contract is continuing to be deployed using Aclara RF's fixed network solution.

Revenue, EBIT Margins, and Earnings Per Share - 2008
----------------------------------------------------

     Management continues to expect fiscal year 2008 revenues and EBIT margins to be consistent with the ranges described in detail in the Company's February 7, 2008 release, and as reiterated in the May 6, 2008 release. Management has narrowed the range of EPS expectations as noted below.

     Fiscal 2008 EPS is expected to be within the following ranges:

            EPS - GAAP Continuing Operations             $  1.80     to    1.85
            Add: Intangible Asset Amortization and
                 Inventory Step-Up                       $  0.42           0.42
                                                         -------           ----

            EPS - Adjusted Basis                         $  2.22    to     2.27
                                                         =======           ====

     As explained in the February 7, 2008 release, the $0.42 per share noted in the above reconciliation includes TWACS NG software amortization, purchase accounting intangible asset amortization related to the Company's recent acquisitions, and Doble's purchase accounting inventory step-up.

     Additionally, interest expense for 2008, which is included in the GAAP EPS amounts noted above, is expected to be in the range of $0.24 to $0.26 per share, and stock option expense is expected to be in the range of $0.08 to $0.10 per share for the year. The effective annual tax rate for fiscal 2008 is expected to be approximately 33 to 35 percent.

Conference Call
---------------

     The Company will host a conference call today, August 7, at 4 p.m., Central Time, to discuss the Company's third quarter operating results. A live audio webcast will be available on the Company's web site at www.escotechnologies.com. Please access the web site at least 15 minutes prior to the call to register, download and install any necessary audio software. A replay of the conference call will be available for seven days on the Company's web site noted above or by phone (dial 1-888-203-1112 and enter the pass code 9697543).

Forward-Looking Statements
--------------------------

     Statements in this press release regarding the amounts and timing of fiscal 2008 future revenues, results, earnings, sales, EBIT, EPS, sales and EBIT margins, the success of product development and cost reduction efforts, estimated order quantities under newly-awarded AMI contracts, the amortization of Doble's intangible assets, future acquisitions, the fiscal 2008 effective annual tax rate, future revenues from Doble, the success of international AMR / AMI pilots and the likelihood of resulting international AMR / AMI deployments, the long-term success of the Company, and any other written or oral statements which are not strictly historical are "forward-looking" statements within the meaning of the safe harbor provisions of the federal securities laws. Investors are cautioned that such statements are only predictions and speak only as of the date of this release, and the Company undertakes no duty to update. The Company's actual results in the future may differ materially from those projected in the forward-looking statements due to risks and uncertainties that exist in the Company's operations and business environment including, but not limited to: the risk factors described in Item 1A of the Company's Annual Report on Form 10-K for the fiscal year ended September 30, 2007, and in

Part II, Item 1A of the Company's Quarterly Report on Form 10-Q for the three months ended March 31, 2008; actions by the California Public Utility Commission; PG&E's Board of Directors or PG&E's Management impacting PG&E's AMI projects; the outcome of PG&E's evaluation of other technologies to meet their requirements for the electric portion of its service territory; the timing and terms of the PLS contract amendment; the success of the Company's competitors; changes in or the effect of the Federal Energy Bill; the timing and content of purchase order releases under the Company's AMI contracts; the Company's successful performance of its AMI contracts; site readiness issues with Test segment customers; weakening of economic conditions in served markets; changes in customer demands or customer insolvencies; competition; intellectual property rights; technical difficulties; unforeseen charges impacting corporate operating expenses; the performance of the Company's international operations; material changes in the costs of certain raw materials including steel and copper; delivery delays or defaults by customers; termination for convenience of customer contracts; timing and magnitude of future contract awards; containment of engineering and development costs; performance issues with key customers, suppliers and subcontractors; labor disputes; changes in laws and regulations including but not limited to changes in accounting standards and taxation requirements; costs relating to environmental matters; uncertainty of disputes in litigation or arbitration; the Company's successful execution of internal operating plans; and the integration of newly acquired businesses.

     ESCO, headquartered in St. Louis, is a proven supplier of special purpose utility solutions for electric, gas and water utilities, including hardware and software to support advanced metering applications and fully automated intelligent instrumentation. In addition, the Company provides engineered filtration products to the aviation, space and process markets worldwide and is the industry leader in RF shielding and EMC test products. Further information regarding ESCO and its subsidiaries is available on the Company's web site at www.escotechnologies.com.

                               - tables attached -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Three Months Ended  Three Months Ended
                                      ------------------  ------------------
                                       June 30, 2008         June 30, 2007
                                       -------------         -------------

    Net Sales                             $ 157,669             115,365
    Cost and Expenses:
      Cost of sales                          93,563              70,603
      SG&A                                   38,829              27,865
      Amortization of intangible assets       4,575               2,739
      Interest expense (income)               2,589                (131)
      Other expenses, net                       508               2,473
                                            -------             -------
        Total costs and expenses            140,064             103,549
                                            -------             -------

    Earnings before income taxes             17,605              11,816
    Income taxes                              4,297               3,937
                                              -----               -----

      Net earnings from continuing
        operations                           13,308               7,879

    Earnings from discontinued
      operations, net of tax expense
      of $475                                     -                 975
                                             ------               -----

      Net earnings                        $  13,308               8,854
                                          =========               =====

    Earnings per share:
      Basic
        Continuing operations                  0.51                0.30
        Discontinued operations                0.00                0.04
                                               ----                ----
        Net earnings                      $    0.51                0.34
                                          =========                ====

      Diluted
        Continuing operations                  0.50                0.30
        Discontinued operations                0.00                0.03
                                               ----                ----
        Net earnings                      $    0.50                0.33
                                          =========                ====

    Average common shares O/S:
      Basic                                  25,977              25,941
                                             ======              ======
      Diluted                                26,402              26,493
                                             ======              ======

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
           Condensed Consolidated Statements of Operations (Unaudited)
                (Dollars in thousands, except per share amounts)


                                      Nine Months Ended  Nine Months Ended
                                      -----------------  -----------------
                                        June 30, 2008      June 30, 2007
                                        -------------      -------------

    Net Sales                             $ 427,785           304,812
    Cost and Expenses:
      Cost of sales                         255,838           193,315
      SG&A                                  111,885            83,056
      Amortization of intangible assets      12,770             7,557
      Interest expense (income)               7,135              (628)
      Other expenses, net                       157             1,909
                                            -------           --------
        Total costs and expenses            387,785           285,209
                                            -------           -------

    Earnings before income taxes             40,000            19,603
    Income taxes                             12,705             4,122
                                             ------             -----

      Net earnings from continuing
        operations                           27,295            15,481

    (Loss) earnings from discontinued
      operations, net of tax expense of
      $325 and $868, respectively              (115)            1,610
    Loss on sale of discontinued
      operations, net of tax of $4,809       (4,974)                -
                                             ------            ------
      Net (loss) earnings from
        discontinued operations              (5,089)            1,610

      Net earnings                        $  22,206            17,091
                                          =========            ======

    Earnings per share:
      Basic
        Continuing operations                  1.06              0.60
        Discontinued operations               (0.20)             0.06
                                              -----              ----
        Net earnings                      $    0.86              0.66
                                          =========              ====

      Diluted
        Continuing operations                  1.04              0.58
        Discontinued operations               (0.19)             0.07
                                              -----              ----
        Net earnings                      $    0.85              0.65
                                          =========              ====

    Average common shares O/S:
      Basic                                  25,862            25,904
                                             ======            ======
      Diluted                                26,290            26,482
                                             ======            ======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                     Condensed Business Segment Information
                                   (Unaudited)
                             (Dollars in thousands)

                         Three Months Ended         Nine Months Ended
                              June 30,                June 30,
                              --------                --------
                          2008         2007        2008         2007
                          ----         ----        ----         ----

Net Sales
---------
  Utility Solutions
    Group               $ 93,653      53,943      247,533      133,203

  Test                    33,039      34,583       98,599       96,678

  Filtration              30,977      26,839       81,653       74,931
                          ------      ------       ------       ------
    Totals              $157,669     115,365      427,785      304,812
                        ========     =======      =======      =======

EBIT
----

  Utility Solutions
    Group               $ 17,666       8,564       41,540       11,891

  Test                     2,794       2,042        7,526        8,246

  Filtration               5,216       5,509       13,778       12,710

  Corporate               (5,482) (1) (4,430) (2) (15,709) (3) (13,872) (4)
                          ------      ------      -------      -------
    Consolidated EBIT     20,194      11,685       47,135       18,975
  Interest (expense)/
    income                (2,589)        131       (7,135)         628
                          ------         ---       ------          ---
  Earnings before
    income taxes        $ 17,605      11,816       40,000       19,603
                        ========      ======       ======       ======


Note: Depreciation and amortization expense was $7.2 million and $4.3 million for the quarters ended June 30, 2008 and 2007, respectively, and $19.9 million and $12.1 million for the nine-month periods ended June 30, 2008 and 2007, respectively.

(1) Includes $1.2 million of amortization of acquired intangible assets.

(2) Includes $0.5 million of amortization of acquired intangible assets.

(3) Includes $3.0 million of amortization of acquired intangible assets.

(4) Includes $1.7 million of amortization of acquired intangible assets.


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                Condensed Consolidated Balance Sheets (Unaudited)
                             (Dollars in thousands)


                                         June 30,     September 30,
                                           2008            2007
                                           ----            ----

Assets
------
  Cash and cash equivalents               $ 22,817        18,638
  Accounts receivable, net                 113,904        85,319
  Costs and estimated earnings
    on long-term contracts                   8,676        11,520
  Inventories                               71,038        55,885
  Current portion of deferred
    tax assets                              13,407        25,264
  Other current assets                      15,770        28,054
  Current assets from discontinued
    operations                                   -        35,670
                                           -------       -------
    Total current assets                   245,612       260,350

  Property, plant and equipment, net        74,341        50,193
  Goodwill                                 320,298       124,757
  Intangible assets, net                   237,173        74,624
  Other assets                              14,181        10,338
  Other assets from discontinued
    operations                                   -        55,845
                                          --------       -------
                                          $891,605       576,107
                                          ========       =======


Liabilities and Shareholders' Equity
------------------------------------
  Short-term borrowings and current
    portion of long-term debt             $ 30,474             -
  Accounts payable                          41,647        45,726
  Current portion of deferred revenue       18,980        24,621
  Other current liabilities                 44,011        31,859
  Current liabilities from discontinued
    operations                                   -        16,994
                                           -------       -------
      Total current liabilities            135,112       119,200
  Long-term portion of deferred revenue      9,361         4,514
  Deferred tax liabilities                  81,245        18,522
  Other liabilities                         18,327        15,854
  Long-term debt                           200,000             -
  Other liabilities from discontinued
    operations                                   -         2,534
  Shareholders' equity                     447,560       415,483
                                           -------       -------
                                          $891,605       576,107
                                          ========       =======


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                   (Unaudited)
                             (Dollars in thousands)

                                                    Nine Months Ended
                                                      June 30, 2008
                                                      -------------

Cash flows from operating activities:
  Net earnings                                          $  22,206
  Adjustments to reconcile net earnings to net
   cash provided by operating activities:
    Net loss from discontinued operations                   5,089
    Depreciation and amortization                          19,898
    Stock compensation expense                              3,230
    Changes in operating working capital                   (9,457)
    Effect of deferred taxes                                9,166
    Change in deferred revenues and costs, net                326
    Other                                                     693
                                                              ---
      Net cash provided by operating activities -
        continuing operations                              51,151
      Net loss from discontinued operations                (5,089)
      Net cash provided by discontinued operations          1,412
                                                            -----
      Net cash used by operating activities -
        discontinued operations                            (3,677)
                                                           ------
      Net cash provided by operating activities            47,474
                                                           ------

Cash flows from investing activities:
  Acquisition of businesses, net of cash acquired        (330,796)
  Proceeds from sale of marketable securities               4,966
  Additions to capitalized software                        (9,225)
  Capital expenditures - continuing operations            (12,618)
                                                          -------
    Net cash used by investing activities -
      continuing operations                              (347,673)
  Capital expenditures - discontinued operations           (1,126)
  Proceeds from divestiture of business, net -
    discontinued operations                                74,370
                                                           ------
    Net cash provided by investing activities -
      discontinued operations                              73,244
                                                           ------
  Net cash used by investing activities                  (274,429)
                                                         --------

Cash flows from financing activities:
  Proceeds from long-term debt                            276,197
  Principal payments on long-term debt                    (45,723)
  Debt issuance costs                                      (2,965)
  Net decrease in short-term borrowings -
    discontinued operations                                (2,844)
  Excess tax benefit from stock options exercised             737
  Other (including proceeds from exercise of
    stock options)                                          5,732
                                                            -----
    Net cash provided by financing activities             231,134
                                                          -------
  Net increase in cash and cash equivalents                 4,179
  Cash and cash equivalents, beginning of period           18,638
                                                           ------
  Cash and cash equivalents, end of period              $  22,817
                                                        =========


                                    - more -

                     ESCO TECHNOLOGIES INC. AND SUBSIDIARIES
                          Other Selected Financial Data
                                   (Unaudited)
                             (Dollars in thousands)

Backlog And Entered
-------------------          Utility
Orders-Q3 FY 2008           Solutions      Test   Filtration   Total
-----------------           ---------      ----   ----------   -----
  Beginning Backlog -
   3/31/08 continuing
   operations               $ 136,180     60,299    85,388    281,867
  Entered Orders               96,401     34,142    28,551    159,094
  Sales                       (93,653)   (33,039)  (30,977)  (157,669)
                              -------    -------   -------   --------
  Ending Backlog-6/30/08    $ 138,928     61,402    82,962    283,292
                            =========     ======    ======    =======

Backlog And Entered
-------------------          Utility
Orders-Q3 YTD 2008          Solutions      Test   Filtration   Total
------------------          ---------      ----   ----------   -----
  Beginning Backlog -
   9/30/07 continuing
   operations               $ 123,176     60,038    74,394    257,608
  Entered Orders              263,285     99,963    90,221    453,469
  Sales                      (247,533)   (98,599)  (81,653)  (427,785)
                             --------    -------   -------   --------
  Ending Backlog-6/30/08    $ 138,928     61,402    82,962    283,292
                            =========     ======    ======    =======


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